Exhibit 99.1

Click2learn Raises $12.1 Million in Private Placement

Bellevue, WA – June 24 — Click2learn, Inc. (Nasdaq: CLKS) today announced the completion of a private placement totaling approximately $12.1 million in net proceeds to the Company.  The investment was made at a price of $1.668 per share and resulted in the issuance of 7,460,644 shares of Click2learn common stock.  The transaction also included the purchase of warrants to purchase up to 2,611,221 additional shares at an exercise price of $1.90 per share on certain terms and conditions, which were issued at a price of $0.125 per warrant share.   Proceeds from this private offering will be used for working capital purposes.  Craig-Hallum Capital Group, LLC acted as placement agent for this transaction.

The common stock and warrants issued in the transaction have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Click2learn has agreed to register the common stock issued in the transaction and issuable upon exercise of the warrants for resale by the investors under Form S-3.   Additional details of this transaction are available in the Form 8-K the Company filed today with the SEC.  Please access the SEC’s website at www.sec.gov to view the 8-K.

About Click2learn

Click2learn (NASDAQ: CLKS) is recognized as a leader in enterprise productivity solutions for Global 2000 organizations and government agencies seeking to improve business performance and workforce productivity. Using Click2learn’s Aspen Enterprise Productivity Suite™, many of the world’s best-known corporations improve sales force readiness, achieve and demonstrate regulatory compliance, improve speed and quality of customer service, and educate customers and partners, while at the same time realizing significant cost savings.  Click2learn’s clients include Accenture, American Airlines, AstraZeneca, Century 21, Fujitsu, Microsoft, Pfizer, Symantec, and Towers Perrin.  Based in Bellevue, Wash., with offices throughout the U.S., Click2learn [www.click2learn.com, 800.448.6543] also is represented in Europe, Australia, Japan and India.

This announcement contains forward-looking statements that involve risks and uncertainties, including information contained in this document where statements are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates” or similar expressions. For such statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include economic conditions generally and overall spending levels for technology and enterprise software, market acceptance of and continued demand for the Aspen platform and competing offerings, the ability to successfully implement Aspen for our customers and increase revenues from existing customers, the ability to successfully address technological developments and standards and the risk factors set forth in filings the Company has made with the SEC.  Click2learn, Aspen and ToolBook are trademarks of Click2learn.  All other company and product names are the trademarks of their respective owners.

CONTACT: Click2learn Inc.

John Atherly, 425/637-1557

john.atherly@click2learn.com

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